Exhibit 10.2

LEASE AGREEMENT

BY AND BETWEEN

FEATHERSTONE ST PONTIAC MI LLC, AS LANDLORD

AND

limbach company, llc, AS TENANT

TABLE OF CONTENTS

ARTICLE I	1
PREMISES	1
ARTICLE II	2
TERM	2
ARTICLE III	2
BASE RENT	3
ARTICLE IV	4
TAXES, UTILITIES, LEGAL REQUIREMENTS, NET LEASE
ARTICLE V	6
USE OF PREMISES	6
ARTICLE VI	7
ASSIGNMENT AND SUBLETTING	7
ARTICLE VII	8
MAINTENANCE AND REPAIRS	8
ARTICLE VIII	11
ALTERATIONS	11
ARTICLE IX	15
SIGNS	15
ARTICLE X	16
HOLDING OVER	16
ARTICLE XI	16
INSURANCE	16
ARTICLE XII	19
LIABILITY OF LANDLORD	19
ARTICLE XIII	20
DAMAGE AND DESTRUCTION	20
ARTICLE XIV	21
CONDEMNATION	21
ARTICLE XV	22
DEFAULT	22
ARTICLE XVI	24
BANKRUPTCY	24
ARTICLE XVII	25
SUBORDINATION	25
ARTICLE XVIII	26
ENVIRONMENTAL LAWS	26

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ARTICLE XIX	29
COVENANT OF LANDLORD	29
ARTICLE XX	29
GENERAL PROVISIONS	29

EXHIBIT A – LEGAL DESCRIPTION OF THE PREMISES*

EXHIBIT B – GUARANTY OF LEASE

EXHIBIT C – Schedule and Description of the Improvement Work*

* Indicates schedules that have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Limbach Holdings, Inc. agrees to furnish a copy of any omitted schedules to the Securities and Exchange Commission upon request.

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LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease") is dated as of September 29, 2022 (the “Effective Date”), by and between, FEATHERSTONE ST PONTIAC MI LLC, a New York limited liability company with an address of 600 East Avenue, Suite 200, Rochester, New York 14607 ("Landlord"), and LIMBACH COMPANY, LLC, a Delaware limited liability company with an address of 926 Featherstone Street, Pontiac, Michigan 48342 ("Tenant").

ARTICLE I

PREMISES

1.1            Tenant hereby leases from Landlord and Landlord hereby leases to Tenant the building (the “Building”) and the land, together with all improvements thereto, located at 926 Featherstone Street in the City of Pontiac, County of Oakland and State of Michigan, further identified as tax map account numbers 14-27-126-014 and 14-27-126-015 and more particularly described on Exhibit A attached hereto and made a part hereof (collectively, the "Premises").

1.2            Tenant has examined the Premises and title to the Premises and has found all of the same satisfactory for all purposes. Tenant acknowledges that Tenant is fully familiar with the physical condition of the Premises and that the Landlord makes no representation or warranty, express or implied, with respect to same. THE LEASE OF THE PREMISES IS ON AN "AS IS" BASIS, IT BEING AGREED THAT TENANT WILL LEASE THE PREMISES IN THEIR PRESENT CONDITION, WITH ALL FAULTS. LANDLORD HEREBY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE RELATIVE TO THE PREMISES OR ANY COMPONENT PART THEREOF. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED WITH RESPECT TO ANY OF THE PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) VALUE, (v) COMPLIANCE WITH SPECIFICATIONS, (vi) LOCATION, (vii) USE, (viii) CONDITION, (ix) MERCHANTABILITY, (x) QUALITY, (xi) DESCRIPTION, (xii) DURABILITY, (xiii) OPERATION, (xiv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xv) COMPLIANCE OF THE PREMISES WITH ANY LAW OR LEGAL REQUIREMENT, TENANT ACKNOWLEDGES THAT THE PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. THE PROVISIONS OF THIS SECTION 1.2 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITH RESPECT TO ANY OF THE PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

ARTICLE II

TERM

2.1            The terms and conditions of this Lease shall be effective from the date of execution of this Lease by Landlord and Tenant. The term of this Lease (the "Lease Term") shall be twenty-five (25) years and shall commence on the Commencement Date specified in Section 2.2 herein below. If the Commencement Date is not the first day of a month, then the Lease Term shall be the period set forth in the immediately preceding sentence plus the partial month in which the Commencement Date occurs. The Lease Term shall also include any properly exercised renewal or extension of the Lease Term.

2.2            The Commencement Date shall be the Effective Date.

2.3            The term “Lease Year” shall mean a period of twelve (12) consecutive months commencing on the Commencement Date and each successive twelve (12) month period thereafter; provided, however, that if the Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month after the month in which the first anniversary of the Commencement Date occurs.

2.4            Provided no Event of Default has occurred and is continuing at the time notice is given or at the end of the then current Lease Term, Tenant shall have the right and option, exercisable by written notice to the Landlord at least twelve (12) months prior to the expiration of the then current Lease Term, to extend the Lease Term for two (2) periods of five (5) years each (each, a “Renewal Term”). Upon the giving of each such notice, the Lease Term shall automatically be extended by such five (5) year period and no instrument of extension need be executed. In the event that Tenant fails to give such notice to Landlord as provided, this Lease shall automatically terminate at the end of the then current Lease Term and Tenant shall have no further right or option to renew or extend this Lease. Each Renewal Term shall be on the same terms and conditions as the original Lease Term, except that the Tenant shall have no further options to renew or extend the Lease Term (except as specified above) and the Base Rent during such Renewal Terms shall be as set forth in Section 3.3 hereof.

2.5            Tenant shall have a one-time right to terminate the Lease effective as of the last day of the fifteenth (15th) Lease Year provided (i) Tenant gives Landlord no less than twelve (12) months' prior written notice (the “Termination Notice”); and (ii) Tenant pays Landlord a termination fee in an amount equal to one million seven hundred six thousand nine hundred sixty-six and No/100 dollars ($1,706,966.00) (the “Termination Fee”). At the time that Tenant delivers the Termination Notice to Landlord, one-half of the Termination Fee shall accompany such notice with the remaining one-half to be paid on or prior to the termination date. Tenant’s obligations under this Section 2.5 related to the payment of the Termination Fee shall survive the expiration of the Lease.

ARTICLE III

BASE RENT

3.1            During the first Lease Year of the Lease Term, Tenant shall pay to Landlord as annual base rent for the Premises (the "Base Rent") the amount of four hundred ninety-nine thousand seven hundred thirty and 00/100 Dollars ($499,730.00) payable in equal monthly installments in advance of forty-one thousand six hundred forty-four and 17/100 Dollars ($41,644.17).

3.2            Notwithstanding anything in Section 3.1 above to the contrary, the Base Rent set forth in Section 3.1 shall be upwardly adjusted as follows:

On the first day of the second Lease Year and on the first day of each Lease Year thereafter throughout the initial Lease Term, the Base Rent shall be upwardly adjusted by the product of (i) 2.50% and (ii) the Base Rent in effect immediately prior to such increase.

3.3            If Tenant exercises its right to extend the Lease as set forth in Section 2.4 above, then the Base Rent during such Renewal Terms for purposes of Section 3.1 above shall be determined as follows:

On the first day of the first Renewal Term, and on the first day of each Lease Year thereafter throughout the remainder of the first Renewal Term, the Base Rent shall be upwardly adjusted by the product of (i) 2.50% and (ii) the Base Rent in effect immediately prior to such increase.

On the first day of the second Renewal Term, and on the first day of each Lease Year thereafter throughout the remainder of the second Renewal Term, the Base Rent shall be upwardly adjusted by the product of (i) 2.50% and (ii) the Base Rent in effect immediately prior to such increase.

3.4            Each monthly installment of Base Rent shall be due and payable in advance on the first day of each month during each Lease Year, without offset, deduction or demand except as otherwise expressly provided in this Lease. If the Commencement Date is not the first day of a month, then the Base Rent from the Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one divided by the total number of days in such month multiplied by the amount of the monthly installment of the Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment in advance on the Commencement Date.

3.5            All sums payable by Tenant shall be paid to Landlord in legal tender of the United States, at the address to which notices to Landlord are to be given or to such other party or such other address as Landlord may designate in writing. At Landlord’s request, all payments of Base Rent and additional rent shall be made by electronic funds transfer. Landlord's acceptance of rent after it shall have become due and payable shall not excuse a delay upon subsequent occasions nor constitute a waiver of rights, notwithstanding any endorsement or restriction that Tenant may include with such payment.

ARTICLE IV

TAXES, UTILITIES, LEGAL REQUIREMENTS, NET LEASE

4.1            Tenant further covenants and agrees to pay, before delinquency, directly to the taxing authority any and all real property taxes and any payments in lieu thereof levied against the Premises whether accruing prior to or after the Effective Date, including all portions thereof (and any replacement or substitution therefor), all taxes of every name and nature assessed against the Premises by any taxing authority for any cause whatsoever, all assessments by any taxing authority which are a lien or a charge against the Premises and all water pollution charges (or any replacement or substitution therefor) regardless of sources, levied against the Premises directly to the taxing authority (collectively, "Real Property Taxes"). Notwithstanding any contrary provision herein, Tenant agrees to pay prior to delinquency any franchise tax, sales tax, transfer tax, or otherwise respecting this Lease, and all other similar taxes whether now levied or hereafter imposed (collectively, “Lease Tax”). If Tenant fails to the pay the Lease Tax prior to delinquency and Landlord pays the Lease Tax, Tenant shall pay to Landlord the Lease Tax, as additional rent. If any Real Property Taxes are payable in installments, Tenant shall be permitted to pay such Real Property Taxes in the maximum number of installments on or prior to the due date thereunder. Tenant shall pay, prior to delinquency any tax on the rent due and payable by Tenant to Landlord under this Lease (“Rent Tax”), if any. Rent Tax, Lease Tax, and Real Property Taxes shall not include any income, excess profits, gift, inheritance, entity formation, or death tax of Landlord. If Landlord is required to pay the Rent Tax directly to taxing authority, Landlord shall inform Tenant of the amount of such Rent Tax and Tenant shall pay such Rent Tax to Landlord as additional rent with each payment of Base Rent due under this Lease. If Tenant shall fail to make any Real Property Taxes, Rent Tax or Lease Tax payment on a timely basis, then Tenant shall be responsible for any penalties or interest charges resulting from late payment of such Real Property Taxes. Notwithstanding anything contained herein to the contrary, at any time during the Lease Term following an Event of Default, Landlord shall have the right, at Landlord's option, upon twenty (20) days prior written notice to Tenant, to take over direct payment of the Real Property Taxes, in which event Tenant shall be obligated to pay or reimburse Landlord directly for such Real Property Taxes within thirty (30) days after receipt of any bill therefor. In addition, at Landlord’s option, exercisable at any time after Landlord elects to begin paying the Real Property Taxes pursuant to the immediately preceding sentence, Tenant shall be obligated to pay to Landlord, on a monthly basis, one-twelfth (1/12) of Landlord's reasonable estimate of the annual amount of the Real Property Taxes, the Lease Tax or the Rent Tax, as applicable. In the event Landlord elects to pay the Real Property Taxes directly to the taxing authority or collect estimated payments for the Real Property Taxes, Tenant shall have no obligation to pay for any late fees or interest charges on the late payment of any Real Property Taxes by Landlord, so long as Tenant has timely made all estimated Real Property Taxes payments required by this Lease. In the event Landlord collects such estimate, Landlord shall reconcile such estimate with the actual Real Property Taxes and shall send Tenant a reconciliation statement after the end of each calendar year. If such statement shows that there was an underpayment, then Tenant shall pay such shortfall to Landlord within twenty (20) days after receipt of such statement. If such statement shows an overpayment, Landlord shall either promptly reimburse Tenant for such overpayment, or credit the amount of such overpayment against the next monthly installment of Real Property Taxes due hereunder. Tenant shall have the right, at Tenant’s sole cost and expense, to appeal or otherwise attempt to reduce the Real Property Taxes on the Premises from time to time and Landlord agrees to reasonably cooperate with Tenant (at no cost to Landlord) in connection therewith.

4.2            Tenant covenants and agrees to pay all charges for heat, light, water, telephone and any and all other utilities and other expenses related to the Premises, including meter and rental charges, and all expenses of every kind and nature reasonably required to keep the Premises in good physical condition and repair and in compliance with all laws, ordinances, declarations, covenants, restrictions (including any and all assessments related thereto), departmental regulations and insurance requirements of every name and nature during the Lease Term. Tenant shall have all utilities placed in its own name and shall make all such payments directly to the appropriate utility company, or, if such direct payment is not possible, Tenant shall reimburse Landlord for such costs within twenty (20) days upon request therefor. Tenant shall be responsible for the payment to the appropriate party of any and all costs, fees, assessments or other charges applicable to any shared or private road agreements, any property association, and all other similar agreements and arrangements.

4.3            Tenant shall comply with and cause the Premises to comply with, and shall cause any subtenant to comply with, and shall assume all obligations and liabilities with respect to: (i) all applicable statutes, codes, licenses, permits, rules, laws, ordinances and regulations, and other governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, applicable to the Premises or the ownership, operation, use or possession thereof, including, without limitation, all Environmental Laws (defined hereinafter) and all health, building, fire, safety and other codes, ordinances and requirements, in each case as amended, and any judicial or administrative interpretations thereof, including any judicial order, consent, decree or judgment, and (ii) all contracts (including, but not limited to, insurance policies (including, without limitation to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements, declarations, covenants, conditions and restrictions (including, without limitation, all terms, covenants, conditions, obligations and liabilities under any and all recorded documents encumbering the Premises) now or hereafter applicable to the Premises or the ownership, operation, use or possession thereof (collectively, "Legal Requirements").

4.4            This Lease is an absolute net lease and, any present or future law to the contrary notwithstanding, except as otherwise expressly provided herein, shall not terminate, nor shall Tenant be entitled to any abatement, reduction, diminution, set-off, counterclaim, defense or deduction with respect to any Base Rent or other sums payable hereunder, nor except as otherwise expressly provided herein, shall the obligations of Tenant hereunder be affected by reason of: any damage to or destruction of the Premises or any portion thereof; any defect in the condition, design, operation or fitness for use of the Premises or any portion thereof; any taking of the Premises or any part thereof by condemnation or eminent domain (but which shall be subject to the provisions of Article XIV); any eviction by paramount title or otherwise; the impossibility or illegality of performance by Landlord, Tenant or both; any action of any governmental authority, including, without limitation changes in Legal Requirements; construction on or renovation of the Premises; market or economic changes; or any failure of the Premises to comply with applicable laws or Legal Requirements. All costs, expenses and obligations of every kind and nature whatsoever relating to the Premises and the appurtenances hereto and the use and occupancy thereof that may arise or become due and payable with respect to the period that ends on the expiration or earlier termination of the Lease Term in accordance with the provisions hereof (whether or not the same shall become payable during the Lease Term or thereafter) shall be paid by Tenant, except as otherwise expressly provided in this Lease. It is the purpose and intention of the parties to this Lease that the rent due to Landlord hereunder shall be absolutely net to Landlord and that this Lease shall yield, net to Landlord the Base Rent and any other amounts payable to Landlord provided in this Lease. The parties intend that the obligations of Tenant hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease.

ARTICLE V

USE OF PREMISES

5.1            Tenant shall use the Premises solely for the purpose of general office, warehousing, and light manufacturing and for no other use or purpose whatsoever. Tenant shall comply at its expense with all present and future laws, ordinances, regulations and orders of all concerned authorities having jurisdiction over the Premises (including, without limitation, the Americans with Disabilities Act, as same may be amended (the “ADA”), and any regulation requiring the sorting or separation of refuse and trash) concerning the Premises (and the use and occupancy thereof) and all machinery, equipment and furnishings therein. If any such law, ordinance, regulation or order requires an occupancy or use permit for the Premises, then Tenant shall obtain and keep current such permit at Tenant's expense and promptly deliver a copy thereof to Landlord.

5.2            Tenant shall pay, before delinquency, any business, rent or other tax or fee that is now or hereafter assessed or imposed upon Tenant's use or occupancy of the Premises, the rent of the Premises, the conduct of Tenant's business in the Premises or Tenant's equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is imposed upon Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay the amount of such tax or fee within thirty (30) days after Landlord's demand therefor. Nothing contained in this Lease shall require Tenant to pay to Landlord any tax that Tenant has already paid directly to the taxing authority, pursuant to this Section 5.2 or any other provision of this Lease.

ARTICLE VI

ASSIGNMENT AND SUBLETTING

6.1            Notwithstanding Section 6.2 and Section 6.3 below, provided that no Event of Default has occurred and is continuing under this Lease, this Lease may be assigned by Tenant upon prior written notice to Landlord without Landlord’s consent to an entity into or with which Tenant is merged or consolidated or with an entity to which all or substantially all of Tenant’s assets are transferred, or to a transfer of a majority of the capital stock, partnership or other equity or legal or beneficial interest of Tenant, provided however, that in each such proposed transaction the assignee or transferee is a Qualified Operator (as herein after defined).  No assignment of this Lease, or deemed assignment of this Lease, shall release Tenant from its obligations to Landlord, all of which shall survive any such assignment as provided for herein. Tenant shall also provide Landlord with a copy of any such assignment documentation. For purposes of this Section 6.1, a "Qualified Operator" shall mean an entity that immediately after an assignment of this Lease including a deemed assignment (as calculated in accordance with generally accepted accounting principles (“GAAP”) that (i) has a tangible net worth and creditworthiness at least equal to the tangible net worth and creditworthiness of Guarantor as of the Effective Date (and Tenant shall provide Landlord with documentation satisfactory to Landlord evidencing same), or (ii) deposits with Landlord a security deposit (which may be in the form of cash or letter of credit) in an amount equal to twelve (12) months’ worth of Tenant’s obligations under this Lease (the “Qualified Operator Security Deposit”) in order to secure the Qualified Operator’s full and faithful performance of all the Tenant’s obligations herein set forth, which may be used and applied by Landlord to compensate Landlord for such Qualified Operator’s non-performance of any obligation or covenant herein. Provided that there then exists no Event of Default under this Lease which remains uncured, the Qualified Operator Security Deposit shall be returned to the Qualified Operator following the Qualified Operator obtaining the financial metrics set forth in clause (i) above for a period of two (2) consecutive fiscal years and upon Landlord’s receipt of written evidence reasonably acceptable to Landlord from the Qualified Operator indicating such.

6.2            Tenant shall not assign this Lease or any of Tenant’s rights or obligations hereunder or sublet or permit anyone to occupy the Premises or any part thereof, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. The parties hereby agree and acknowledge that it shall be reasonable for Landlord to request information and documentation (including, by way of example only, a proforma income statement and balance sheet) surrounding the creditworthiness of any proposed sublessee in connection with any request for Landlord’s consent under this Article VI. Any assignment, subletting, or occupancy, Landlord's consent thereto or Landlord's collection or acceptance of rent from any assignee, subtenant or occupant, shall not be construed as a waiver or release of Tenant from liability hereunder (it being understood that Tenant shall at all times remain primarily liable as a principal and not as a guarantor or a surety) and shall not be construed as relieving Tenant or any subtenant from the obligation of obtaining Landlord's prior written consent to any subsequent assignment, subletting or occupancy. All restrictions and obligations imposed pursuant to this Lease on Tenant or the use and occupancy of the Premises shall be deemed to extend to any subtenant, assignee or occupant of Tenant, and Tenant shall cause such persons to comply with all such restrictions and obligations. Tenant shall not hypothecate this Lease. Tenant shall pay the expenses incurred by Landlord in connection with any request for assignment, subletting or occupancy, provided that such expenses shall not exceed $2,500.00 per request. The parties hereby agree and acknowledge that it shall be reasonable for Landlord to request information and documentation (including, by way of example only, a proforma income statement and balance sheet) surrounding the creditworthiness of any proposed assignee or sublessee in connection with any request for Landlord’s consent under this Article VI.

6.3            If Tenant is a partnership, then any dissolution of Tenant or a withdrawal or change of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease. If Tenant is a corporation, limited liability company or a partnership with a corporate general partner, then any dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or any sale or transfer of a controlling interest of its capital stock, membership interests and/or partnership interests, shall be deemed a voluntary assignment of this Lease. Whether Tenant is a partnership, corporation, limited liability company or any other type of entity, then at the option of Landlord, a sale of all or substantially all of its assets shall also be deemed a voluntary assignment of this Lease. Any such voluntary assignment of this Lease shall require the prior written consent of Landlord hereunder in each instance.

6.4            Except in connection with a sublease to Tenant’s affiliate, if any sublease of the Premises, assignment or other transfer of this Lease (whether by operation of law or otherwise) provides that the subtenant, assignee or other transferee (or any affiliate thereof) is to pay any amount in excess of the rent and other charges due under this Lease after taking into consideration all costs incurred by Tenant in connection with such sublease, (including without limitation, allowances, abatements, tenant improvement costs, leasing commissions, marketing expenses, and legal fees), which shall be amortized on a straight line basis over the term of such sublease, then, whether such excess be in the form of an increased rental, lump sum payment, payment for the sale or lease of fixtures or other leasehold improvements or any other form (and if the applicable space does not constitute the entire Premises, the amount and existence of such excess shall be determined on a pro rata basis), Tenant shall pay to Landlord fifty percent (50%) any such excess actually received by Tenant in no event later than thirty (30) days after Tenant's receipt thereof. Landlord shall have the right to inspect and audit Tenant's books and records relating to any such sublease or transfer that would be subject to this Section 6.4. Any sublease, assignment or other transfer shall be effected on forms supplied or reasonably approved by Landlord and in no event shall any sublease term extend beyond the Lease Term.

ARTICLE VII

MAINTENANCE AND REPAIRS

7.1            Tenant shall maintain, repair and replace all aspects of the Premises including, but not limited to, the flooring, the interior and exterior walls, roof, footings and foundations of the Building now existing on the Premises or any other building constructed thereon, the parking areas/lots, sidewalks and curbs, the landscaping and all fixtures, equipment, motors, machinery, pipes, conduits, mechanical, electrical, HVAC and plumbing systems located within the Building or otherwise on the Premises so as to keep the Premises in good working order at all times during the Lease Term, and in doing so, Tenant agrees to complete such maintenance, repairs and replacements at such times and in such a manner consistent with prudent owners of improved commercial real property similar in character and use and Tenant further agrees to perform any and all commercially reasonable preventative maintenance. Tenant shall keep the foregoing in a clean, safe, sanitary and good operating condition and in compliance with all Legal Requirements, shall take good care thereof and make all repairs thereto and replacements thereof (whether inside or outside the Building and whether structural or non-structural), shall suffer no waste or injury thereto, and at the expiration or earlier termination of the Lease Term, shall surrender the Premises in a clean and good operating condition, normal wear and tear excepted so long as Tenant has complied with its maintenance, repair and replacement obligations set forth herein with respect to all aspects of the Premises, and damage from casualty and condemnation excepted in accordance with Article XIII and Article XIV hereof. Tenant shall, throughout the Lease Term, maintain a quarterly maintenance contract with a duly qualified contractor providing for maintenance and repair of the HVAC systems serving the Premises. Any existing warranties pertaining to the roof or the HVAC systems serving the Premises shall inure to the benefit of Tenant and Landlord, and Landlord shall reasonably cooperate with Tenant, at no expense to Landlord, in enforcing same. Without in any way diminishing Tenant’s general obligation to maintain, repair and replace the roof and roofing systems (and the components thereof) of the buildings located at the Premises as and when necessary, once every three years throughout the Lease Term, Tenant shall, at its sole cost and expense, hire a duly qualified roofing contractor that shall have expertise in roof repair and maintenance work to complete an inspection of the roof and roofing systems (and the components thereof) of the office building located at the Premises. Following the inspection, Tenant shall cause the contractor to issue Tenant a written report summarizing the results of the inspection. Tenant shall promptly provide Landlord with a copy of such inspection report following the completion of the inspection.

7.2            All injury, breakage and damage to the Premises shall be repaired or replaced (as applicable) by and at Tenant's expense, except that, if Tenant fails to commence making any such repair or replacement within twenty (20) days (or such shorter period as is appropriate in cases of emergency) after Landlord’s notice of such requirement, and fails to diligently complete such repairs within a reasonable time after commencement, Landlord shall have the right at Landlord's option to make any such repair or replacement and to charge Tenant for all reasonable actual costs and expenses incurred in connection therewith.

7.3            Landlord and its agents shall have the right, upon five (5) days prior notice to Tenant (except in the event of an emergency when prior notice shall not be required), to enter the Premises and conduct inspections to confirm that Tenant has complied with its maintenance and repair obligations under this Lease (each such inspection, a "Landlord Inspection"). If, pursuant to a Landlord Inspection, Landlord in its reasonable discretion determines that repair work is necessary to maintain the Premises in good and working condition (the "Repair Work"), then Landlord shall give Tenant written notice describing the Repair Work and Tenant shall complete the Repair Work at Tenant's sole cost and expense within thirty (30) days thereafter except that if the nature of the work is such that the same cannot be reasonably expected to be completed within thirty (30) days Tenant shall have such additional time to complete the same as it may reasonably require so long as Tenant commences such work within such 30-day period and diligently pursues same to completion, but in no event, but subject to the provisions of Section 20.19 hereof, shall the time period exceed ninety (90) days. In the event that Tenant fails to perform the Repair Work as required by the immediately preceding sentence, Landlord shall have the option to perform the Repair Work itself, in which case Tenant shall be obligated to pay or reimburse Landlord for the cost of such Repair Work within thirty (30) days after receipt of an invoice therefor, and any such amounts owed by Tenant to Landlord shall be considered as additional rent under this Lease.

7.4            Prior to any entry onto the Premises as provided for herein, the parties hereby agree that Landlord shall cause its agents to carry commercially reasonable amounts of commercial general liability and auto liability insurance (which certificates of insurance shall name Landlord and Tenant as additional insureds).  In addition, prior to any entry onto the Premises by Landlord, Landlord shall cause its certificate of insurance to be updated to name Tenant as an additional insured and the parties acknowledge that Landlord’s commercial general liability and auto liability insurance shall be in the minimum amounts of $1,000,000 per occurrence and $2,000,000 in the aggregate and with respect to any claims caused by Landlord in connection with its entry onto the Premises, Landlord’s insurance, including any excess insurance, shall be primary to any insurance held by Tenant hereunder.

7.5            The parties agree and acknowledge that Landlord and Tenant shall mutually agree upon a firm to prepare a new property condition assessment report for the Premises (the “PCR”), the cost of which shall be shared equally by Landlord and Tenant between the 14th and the 15th Lease Years (and in no event later than the completion of the fifteenth (15th) Lease Year). If (i) the PCR lists immediate or short-term repairs, replacements or alterations required on the Premises (regardless of if such repair, replacement or alteration is capital in nature) or (ii) an alteration or repair to the Premises is required by any applicable law, then, Tenant, at Tenant's sole cost and expense, shall promptly complete such alteration, repair or replacement in accordance with this Lease. Notwithstanding the foregoing, if the PCR identifies replacements that are the result of normal wear and tear and not due to neglect or waste by Tenant and such replacement (i) constitutes a capital replacement in accordance with generally accepted accounting principles (“GAAP”, and such replacement, a “Capital Replacement”) and (ii) such Capital Replacement is required to be performed during the last five (5) years of the original Lease Term, then the parties hereby agree that such Capital Replacement shall be completed by Tenant, but the cost thereof shall be amortized on a straight-line basis over the estimated useful life of such Capital Replacement (which shall be determined based on the longer of (x) the effective useful life schedule laid out in the PCR, or (y) GAAP standards), and Tenant shall be responsible for the amortized portion of such cost that is attributable to the balance of the Lease Term (calculated from the time such Capital Replacement needs to be made pursuant to the PCR), and Landlord shall be responsible for any unamortized balance of such cost; provided that notwithstanding the foregoing, if Tenant subsequently exercises its right to renew the Lease Term, then Tenant shall continue to be responsible for the amortized portion of such cost that is attributable to the balance of the Lease Term, as renewed. Notwithstanding anything contained herein to the contrary, if a licensed engineer states that a Capital Replacement is due to neglect by Tenant or due to Tenant’s failure to comply with its maintenance, repair and replacement obligations as set forth in this Lease, Tenant shall bear the full cost of such Capital Replacement, including any reasonable costs incurred by Landlord to ensure that the Capital Replacement is completed in accordance with the terms of this Lease.

ARTICLE VIII

ALTERATIONS

8.1            Landlord is under no obligation to make any alterations, decorations, additions, improvements, demolitions or other changes (each an “Alteration”, and collectively "Alterations") in or to the Premises.

8.2            Tenant shall not make or permit anyone to make any Alteration in or to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld by Landlord. With respect to an Alteration that is structural in nature, Landlord shall not unreasonably withhold its consent so long as the proposed Alteration does not negatively impact the structure and/or the usability of the Building and/or the Building’s systems. Provided no Event of Default has occurred and is continuing, Tenant may, upon prior notice to Landlord, but without requiring Landlord’s consent, make interior, cosmetic and non-structural Alterations (that do not affect the structure of the Building or the Building’s systems) to the Premises costing no more than $200,000.00 in the aggregate on an annual basis. In all events, upon completion, any such Alterations (either interior or exterior or structural or non-structural) shall not adversely affect the structural safety of the Premises and shall not change the use configurations of the Premises as they exist on the Effective Date (by way of example, Tenant shall in no event be permitted to convert office space in the Premises to manufacturing and vice versa without Landlord’s prior written consent) or otherwise change the intended use or character of the space. Any Alteration that Tenant shall make to the Premises shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new materials only; (c) by a licensed and qualified contractor and, for any Alterations for which the Landlord’s consent is required, in accordance with plans and specifications approved in writing by Landlord; and (d) in accordance with Legal Requirements (including, without limitation, the obtaining of all necessary permits and licenses) and requirements of any insurance company insuring the Premises; (e) if required under applicable law, after causing its contractors to obtain a workmen's compensation insurance policy approved in writing by Landlord; and (f) in compliance with such other reasonable requirements as Landlord might impose. Following completion of any Alteration, Tenant shall deliver to Landlord written, unconditional waivers of mechanics' and materialmen's liens against the Premises from all proposed contractors, subcontractors, laborers and material suppliers for all work and materials in connection with such Alteration. If any lien (or a petition to establish a lien) is filed in connection with any Alteration or any other work performed for Tenant or materials delivered to Tenant at the Premises, then such lien (or petition) shall be discharged or bonded over by Tenant at Tenant's expense within twenty (20) days thereafter by the payment thereof or filing of a bond acceptable to Landlord. If consent is required by this Lease, Landlord's consent to the making of an Alteration shall be deemed not to constitute Landlord's consent to subject its interest in the Premises to liens which may be filed in connection therewith. Nothing contained in this Section 8.2 shall be construed to prohibit Tenant from contesting in good faith, any such lien so long as such lien is discharged or bonded over as provided for herein.

8.3            Unless Landlord elects otherwise pursuant to this Section 8.3, all Alterations to the Premises made by either party shall immediately become Landlord's property and shall remain upon and be surrendered with the Premises at the expiration or earlier termination of the Lease Term; provided, however, that if Tenant is not in default under this Lease beyond any applicable notice and cure periods, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings, equipment and trade fixtures (expressly excluding any emergency generators) installed in the Premises solely at Tenant's expense. Notwithstanding anything to the contrary in this Section 8.3, Tenant shall also be required to remove all Alterations to the Premises and all non-trade fixtures and equipment which Landlord designates in writing for removal (which designation shall be provided to Tenant in conjunction with and simultaneously with any request for Landlord consent to any Alterations as may be required hereunder or no later than ninety (90) days prior to the expiration of the Lease Term if Landlord’s consent was not required). If requested by Tenant, Landlord shall notify Tenant in writing prior to the commencement of any Alterations whether or not Landlord will require removal of such Alterations from the Premises on expiration or earlier termination of the Lease Term. Landlord shall have the right to repair or replace at Tenant's expense all damage to the Premises caused by any such removals or to require Tenant to do the same. If any such furniture, furnishing or trade fixture is not removed by Tenant prior to the expiration or earlier termination of the Lease Term, then the same shall, at Landlord's option, become Landlord's property and shall be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right to remove from the Premises at Tenant's expense such furniture, furnishing or trade fixture and any Alteration, non-trade fixture or equipment (which Landlord designates in writing for removal pursuant to the terms of this Section 8.3). Upon the expiration of the Lease Term, Tenant shall leave the Premises broom clean and in good condition and repair. Notwithstanding anything to the contrary contained herein, all emergency generators located at the Premises as of the Commencement Date shall not be removed from the Premises without the prior written consent of Landlord.

8.4.            Subject to the terms and conditions set forth herein, Landlord agrees to provide Tenant with a tenant improvement allowance in an amount up to TWO MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($2,400,000.00) (the “Tenant Improvement Allowance”). The parties agree and acknowledge that (i) TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) of the Tenant Improvement Allowance must be used for the immediate short-term repairs as identified on Exhibit C attached hereto and made a part hereof as the “immediate/short term repairs” (collectively, the “Short-Term Repairs”); (ii) EIGHT HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS ($830,000.00) must be used for the roof replacement as identified on Exhibit C (the “Roof Replacement”); and (iii) ONE HUNDRED FORTY FIVE THOUSAND AND NO/100 DOLLARS ($145,000.00) must be used for those certain replacements and work identified on Exhibit C (the “Replacement Items”). The remaining balance of the Tenant Improvement Allowance in the amount of ONE MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($1,400,000.00) shall be used by Tenant to complete certain office renovation and improvement work at the Premises (the “Office Work” and together with the Short-Term Repairs, the Roof Replacement and the Replacement Items, referred to herein collectively, as the “Improvement Work”). Tenant shall, following the Commencement Date, commence and thereafter diligently complete the Improvement Work in accordance with the schedule set forth in Exhibit C attached hereto and made a part hereof. Landlord and Tenant acknowledge and agree that following the completion of the Roof Replacement and the Replacement Items, such items shall be assets of the Landlord (provided that the foregoing shall in no way be construed to impose any maintenance, repair or replacement obligations on the Landlord with respect to such assets, which obligations shall remain with Tenant as set forth herein).

Tenant shall only use licensed contractors and subcontractors in the construction of the Improvement Work. It is understood that all such contractors shall be qualified and have expertise in the applicable area of work being performed. With respect to the Replacement Items (including the roof work), Tenant shall use a contractor subject to Landlord’s prior approval, such approval shall not be unreasonably withheld, conditioned or delayed. The Replacement Items shall not be completed unless and until Landlord has approved the plans and specifications, such approval not to be unreasonably withheld, conditioned or delayed. No work shall commence at the Premises and specifications for any Improvement Work such approval not to be unreasonably withheld, conditioned or delayed. Tenant agrees to complete the Improvement Work substantially in accordance with the approved plans and specifications by entering into a construction contract with the approved contractor and Tenant shall promptly provide Landlord with a copy of such contract.

Tenant shall not be responsible for any supervisory fee of Landlord or construction management fee of Landlord, but Tenant shall be responsible for reimbursing Landlord for any and all costs and expenses associated with Landlord’s review and approval of the plans and specifications for the Roof Replacement not to exceed $2,500.00. Accordingly, all such costs and expenses incurred by Landlord, shall be deducted from the Tenant Improvement Allowance prior to the commencement of Roof Replacement.

Tenant shall have the obligation to obtain all permits and governmental approvals required for completion of the Improvement Work, if any, and shall maintain for inspection by Landlord copies of all approvals, permits, inspections, reports and other governmental consents obtained by Tenant, if any, and shall provide Landlord with copies of same upon request. The Improvement Work shall be constructed by Tenant and the approved contractor and its representatives in a good and workmanlike manner and all construction and improvements resulting from the Improvement Work shall comply with all Legal Requirements. Tenant, in addition to the approved general contractor, will provide Landlord with the name of any and all subcontractors, construction managers and other building or design professionals working at the Premises, along with evidence of such party’s insurance and any other information that Landlord may reasonably request. Landlord and its agents shall have the right at all reasonable times to access the Premises to inspect the progress of construction.

Tenant’s receipt of the Tenant Improvement Allowance related to the Improvement Work is further conditioned upon such work being completed and invoiced no later than the schedule set forth on Exhibit C.

Notwithstanding anything contained herein to the contrary, the parties agree and acknowledge that (i) the Office Repairs shall be completed on or prior to the completion of the second (2nd) Lease Year, and even if the work is completed sooner, Landlord shall have no obligation to provide any portion of the Tenant Improvement Allowance for the Office Work prior to the commencement of the second (2nd) Lease Year (and subject to Tenant’s satisfaction of the other terms and conditions set forth herein); (ii) the Roof Replacement shall be completed on or prior to the completion of the fourth (4th) Lease Year, and even if the work is completed sooner, Landlord shall have no obligation to provide any portion of the Tenant Improvement Allowance for the Roof Replacement prior to the commencement of the fourth (4th) Lease Year (and subject to Tenant’s satisfaction of the other terms and conditions set forth herein) and (iii) the Replacement Items shall be completed on or prior to the completion of the fifth (5th) Lease Year, and even if the Replacement Items are completed sooner, Landlord shall have no obligation to provide any portion of the Tenant Improvement Allowance for the Replacement Items prior to the commencement of the fifth (5th) Lease Year (and subject to Tenant’s satisfaction of the other terms and conditions set forth herein).

Subject to the conditions provided in this Lease, the Tenant Improvement Allowance shall be paid to Tenant within thirty (30) days of satisfaction of all of the following: (i) Landlord’s receipt of (a) Tenant’s invoice(s) detailing the costs and expenses of the portion of the Improvement Work that Tenant seeks reimbursement for and any other written documentation reasonably requested by Landlord; (b) copies of Tenant’s approved building permit drawings for the applicable portion of the Improvement Work; (c) copies of “as-built” drawings for the applicable portion of the Improvement Work; (d) copies of executed lien waivers as set forth in more detail below; (e) copy of the Warranty (as defined below); and (f) updated and amended insurance certificates, if required. Subject to the terms and conditions provided for herein, any remaining unused Tenant Improvement Allowance may be used by Tenant toward the cost of additional leasehold improvements to the Premises, but not otherwise. In the event that the Improvement Work occurs in separate phases or separate projects, Landlord shall cause the disbursement of the portion of the Tenant Improvement Allowance applicable to the portion of the Improvement Work so completed, upon Tenant complying with the provisions of this Section 8.4 applicable to such portion. Notwithstanding anything contained herein to the contrary, in the event the cost to complete the Improvement Work exceeds the Tenant Improvement Allowance, then Tenant shall be responsible, at its sole cost and expense, for any such excess costs and expenses. In addition, Tenant shall obtain commercially reasonable warranties from the general contractor(s) completing the Improvement Work for the benefit of Tenant and Landlord (collectively, the “Warranty”). In addition, for so long as the Warranty is in effect, Tenant will use commercially reasonable efforts to enforce any such Warranty extended to Tenant and Landlord covering the Improvement Work.

Subject to terms and conditions set forth herein, in the event Landlord fails to reimburse Tenant for a portion of the Tenant Improvement Allowance that Tenant seeks reimbursement for (and provided Tenant has complied with its obligations contained herein with respect to the reimbursement of such portion of the Tenant Improvement Allowance) within thirty (30) days after Tenant’s second request for reimbursement, then Tenant shall have the right to offset the unpaid portion of the Tenant Improvement Allowance that Tenant is seeking reimbursement for, together with interest thereon at the Default Rate, against the next installment(s) of Base Rent due under this Lease until the portion of the Tenant Improvement Allowance that Tenant is seeking reimbursement for (including any interest thereon as set forth above) has been recouped in full (“Tenant’s Improvement Allowance Offset Right”). Notwithstanding anything contained herein to the contrary, Tenant shall not be entitled to exercise Tenant’s Improvement Allowance Offset Right (i) if an Event of Default has occurred and exists hereunder, or (ii) if Tenant has not satisfied all of the conditions contained in Section 8.4 of this Lease with respect to the payment of the Tenant Improvement Allowance.

Tenant shall indemnify, defend and hold harmless Landlord against all actions, claims, loss, liability, costs, reasonable attorneys’ fees, damages or interest charges related to the Improvement Work, including, without limitation, any liens filed by Tenant’s contractors, subcontractors or workmen in connection with the Improvement Work. The provisions of Section 8.2 herein shall apply to any liens filed in connection with the Improvement Work. Tenant shall cause its contractors, subcontractors, vendors and/or suppliers to execute lien waivers contemporaneously with each respective receipt of payment, and Tenant shall provide copies of such fully executed lien waivers to Landlord within fifteen (15) days of Tenant’s receipt. Tenant shall immediately repair or cause to be repaired, at its sole cost or expense, all damage caused to the Premises by Tenant’s contractors, subcontractors, vendors, and/or suppliers. Tenant’s obligations and liabilities provided for herein shall survive the expiration or earlier termination of this Lease.

ARTICLE IX

SIGNS

9.1            Tenant, at Tenant's expense, shall have the right to maintain throughout the Lease Term its existing (and any replacement) signage located on the Building; provided, however, that any new, replacement, or additional signs shall be subject to any required municipal permits or approvals and to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant, at Tenant's expense, shall be obligated to remove all such signs upon the expiration or earlier termination of the Lease Term and shall restore the Premises to its previous condition.

ARTICLE X

HOLDING OVER

10.1            If Tenant does not immediately surrender the Premises upon the expiration or earlier termination of the Lease Term, then the rent shall be increased to equal one hundred twenty percent (120%) of the Base Rent that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period. Such rent shall be computed on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Landlord's acceptance of such rent shall not in any manner adversely affect Landlord's other rights and remedies, including Landlord's right to evict Tenant and to recover damages. Landlord may, in addition to its other remedies, elect, in its sole discretion, to treat such holding over by Tenant as the creation of a month-to-month tenancy. If such holdover lasts for more than thirty (30) days, Tenant agrees to indemnify, defend and hold Landlord harmless from and against all loss and damages which Landlord may suffer or incur in connection with claims by other parties against Landlord arising out of the holding over by Tenant, including, without limitation, reasonable attorneys' fees which may be incurred by Landlord in defense of such claims. Except as specifically provided otherwise in this Article, all terms and conditions of this Lease shall remain in full force and effect during such holdover period.

ARTICLE XI

INSURANCE

11.1            Throughout the Lease Term, Tenant shall maintain, at its sole expense, the following types and amounts of insurance:

(i)            Insurance against loss or damage to real property and personal property, including without limitation, the Building, any Alterations, the Premises and the leasehold improvements under an “all risk” or “special form” insurance policy, which shall include, but shall not be limited to, coverage against the perils of fire, lightning, wind, extended coverage, vandalism and malicious mischief and sprinkler leakage and other risks normally included in the standard ISO special form and, if the Premises is located within a flood zone and/or earthquake hazard zone as determined by an approved insurance company, shall also include flood insurance and/or earthquake insurance, as applicable, at levels of coverage determined by Landlord in its reasonable discretion. Such insurance shall not contain any coinsurance provision. In addition, Landlord shall be added as an “additional insured”, “loss payee”, and as the “building owner” on the property insurance policy procured and maintained by Tenant in accordance with this Article XI and Tenant shall obtain the applicable “Building Owner” endorsement to such policy. Such insurance shall be in amounts not less than 100% of the full replacement value (without deduction for depreciation) of the improvements, and including replacement cost basis.

(ii)            Broad form comprehensive general liability insurance (written on an occurrence basis and including contractual liability coverage and an endorsement for bodily injury) in minimum amounts carried by prudent tenants engaged in similar operations, but in no event in an amount less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence and Ten Million Dollars ($10,000,000.00) in the aggregate. Such per occurrence and aggregate amounts may be achieved with a combination of commercial general liability and umbrella liability coverages.

(iii)            Workers’ compensation and Employers Liability insurance with statutorily mandated limits covering all persons employed by Tenant on the Premises in connection with any work done on or about any portion of the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

(iv)            Business interruption insurance in an amount sufficient to provide coverage of all of Tenant’s obligations under this Lease for a period of no less than twelve (12) months. Such insurance is to follow the form of the real property “all risk” or “special form” coverage and is not to contain a co-insurance clause. Such insurance is to have a minimum of 180 days of extended period of indemnity.

(v)            Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $5,000,000 per occurrence. The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.

(vi)            Comprehensive Boiler and Machinery or Equipment Breakdown Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, and other building equipment including, without limitation, HVAC units located in or about the Premises and in an amount equal to the lesser of 25% of the 100% replacement cost of the Premises or $5,000,000.

In the event there is a change of operations by Tenant and such change results in an increased hazard, such additional and/or other insurance shall be procured and maintained by Tenant and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements and personal property similar in character, and location, use and occupancy to that of the Premises, provided that in any such event the insurance and amounts thereof shall be in commercially reasonable amounts.

11.2            Tenant shall also carry property insurance in an amount not less than that required to replace all Alterations and all other contents of the Premises. Tenant further covenants and agrees to cause all said insurance to be placed with insurance companies authorized and licensed to issue such policies in the State of Michigan and approved by Landlord and to maintain such insurance at all times during the Lease Term. Tenant covenants and agrees that each such policy shall (i) name Landlord, Landlord’s lender, property manager and any other parties reasonably requested by Landlord as additional insureds on a primary and non-contributing basis, (ii) contain a provision that Landlord shall be given thirty (30) days prior written notice of any material change or cancellation of said policy, (iii) contain an endorsement waiving its rights of subrogation, and (iv) contain an endorsement that such insurance shall remain in full force and effect notwithstanding that the insured may have waived its claims against any person prior to the occurrence of a loss. Tenant shall deliver a certificate of such insurance and receipts evidencing payment of the premium for such insurance to Landlord concurrently with Tenant's execution of this Lease and at least annually thereafter. In addition, upon request by Landlord from time to time, Tenant shall provide Landlord with copies of all of its insurance policies and endorsements evidencing that the requirements set forth above in this Section have been satisfied. Any insurer carrying insurance for Tenant pursuant to this Section 11.2 shall have a Best's Rating of at least "A". Tenant shall pay any and all deductible amounts owed under all Landlord and Tenant insurance policies provided for in this Article XI. Tenant agrees that with respect to any insurance that Tenant carries pursuant to this Lease, Landlord shall have access to all reporting and/or inspections completed by or on behalf of Tenant’s insurance carriers and/or their respective agents or representatives and Tenant shall furnish Landlord with copies of any and all documentation generated from any such reporting and/or inspections completed.

11.3            Landlord and Tenant each hereby waive any and all right to recover against the other (or against their respective officers, directors, trustees, partners, joint ventures, employees or agents) for any loss or damage to such waiving party arising from any cause covered by any insurance required to be carried by such party pursuant to this Lease or, if greater, actually covered by such party. Landlord and Tenant shall secure appropriate waivers of subrogation from their respective insurance carriers; and each party will, upon request, deliver to the other a certificate evidencing such waiver of subrogation by the insurer.

11.4            So long as Limbach Company, LLC (or a related or affiliated entity thereof) is the named tenant hereunder, then in such case, Tenant may satisfy the insurance requirements under this Article 11 through a policy issued by a Captive Carrier. As used herein, the term “Captive Carrier” means any affiliate of Tenant or any insurance company controlled by and affiliated with Tenant, provided that Tenant uses such insurance company generally and as a regular part of its risk management policies for Tenant and its affiliated entities in their operations. In the event that Landlord requires commercially reasonable changes and/or modifications to any existing insurance coverage and/or the procurement of commercially reasonable additional insurance (including, but not limited to, increases based on inflation) and/or coverage (including, but not limited to, named storm, wind, earthquake, flood or ordinance or law coverage), then Tenant agrees, at its cost, that it will effect such changes and/or modifications and procure such additional insurance and/or coverage. In the event that Tenant fails to comply with any of the requirements set forth in this Article XI, within ten (10) days of the giving of written notice by Landlord to Tenant, (A) Landlord shall be entitled to procure such insurance; and (B) any commercially reasonable sums expended by Landlord in procuring such insurance shall be additional rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord. If, because Tenant fails to obtain the same as required hereby, Landlord elects to directly obtain any insurance required by this Lease in accordance with the terms hereof, Landlord shall have the right, in addition to charging Tenant for the premiums then due, to charge Tenant for any future premiums due by providing Tenant with a statement setting forth the estimate for the cost of obtaining such insurance pursuant to this Article XI for the upcoming year and charging Tenant, on the first day of each month, an amount equal to one-twelfth (1/12th) of Landlord’s estimate of such insurance costs for that calendar year. If there shall be any increase or decrease in the insurance costs for any year, whether during or after such year, Landlord shall furnish to Tenant a revised statement and the insurance costs shall be adjusted and paid or credited, as the case may be. If a calendar year ends after the expiration or termination of this Lease, the insurance costs payable hereunder shall be prorated to correspond to that portion of the calendar year occurring within the Lease Term.

ARTICLE XII

LIABILITY OF LANDLORD

12.1            Except as provided otherwise below in this Section 12.1, Landlord and the other Landlord Parties (defined hereinafter) shall not be liable to Tenant, any invitee or any other person or entity for any damage (including indirect and consequential damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or arising out of any cause whatsoever, including without limitation the following: repair to any portion of the Premises; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation of elevators or heating, cooling, electrical, sewerage, or plumbing or mechanical equipment or apparatus; termination of this Lease by reason of damage to the Premises; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises from water, rain, ice, snow or other cause that may leak into, or flow from, any part of the Premises, or from drains, pipes or plumbing fixtures in the Premises. Notwithstanding the foregoing, Landlord shall be responsible for personal injury or property damage to the extent resulting from Landlord's negligence or willful misconduct to the extent such personal injury or property damage is not covered by the insurance actually carried by Tenant or required to be carried by Tenant under this Lease, but in any event expressly subject to the last grammatical sentence of Section 7.4 above, which, in the event of any conflict between the terms thereof and the terms of this Section 12.1, shall control; provided however, that notwithstanding anything contained herein to the contrary, Tenant agrees that if such personal injury or property damage is also determined to be caused, in whole or in part, by Tenant or by Tenant’s agents, then Tenant shall still be responsible for the proportionate cost of any liability allocated to Tenant or its agents. Any property placed by Tenant or invitees in or about the Premises shall be at the sole risk of Tenant, and Landlord shall not in any manner be responsible therefor.

12.2            Except to the extent caused by the negligence or willful misconduct of Landlord or its employees or agents, Tenant shall reimburse Landlord and Landlord’s past, present and future agents, employees, officers, directors, partners, members, agents, trustees, shareholders, affiliates, parent companies, subsidiaries, property manager, and invitees (collectively, the "Landlord Parties") for, and shall indemnify, defend and hold Landlord and the Landlord Parties, harmless from and against, all costs, damages, claims, liabilities, expenses (including reasonable attorneys' fees), losses and court costs suffered by or claimed against Landlord or the Landlord Parties, directly or indirectly, based on or arising out of, in whole or in part, (a) use and occupancy of the Premises or the business conducted therein, (b) any negligence or willful misconduct of Tenant or any invitee, or (c) any breach of Tenant's obligations under this Lease, including, without limitation, the failure to surrender the Premises upon the expiration or earlier termination of the Lease Term.

12.3            If Landlord hereunder transfers the Premises or Landlord's interest therein, then Landlord shall not be liable for any obligation or liability based on or arising out of any event or condition occurring after such transfer. Tenant shall attorn to such transferee so long as such transferee assumes in writing the Landlord’s post-transfer obligations under this Lease, and, within ten (10) days after request, shall execute, acknowledge and deliver any customary document submitted to Tenant confirming such attornment (and subject to commercial reasonable changes requested by Tenant).

12.4            Tenant shall not have the right to offset or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant's sole remedy for recovering upon such claim shall be to institute an independent action against Landlord.

12.5            If Tenant or any invitee is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord's estate and interest in the Premises including any rents and proceeds therefrom. No other asset of Landlord, any partner, director or officer of Landlord (collectively, "Officer") or any other person or entity shall be available to satisfy or subject to such judgment, nor shall any Officer or other person or entity have personal liability for satisfaction of any claim or judgment against Landlord or any Officer.

ARTICLE XIII

DAMAGE AND DESTRUCTION

13.1            If any Building is damaged by fire or other causes, Tenant shall promptly notify Landlord thereof, and the damages shall be repaired by the Tenant, at its own expense, and such repairs shall restore such Building to their previous condition. Tenant shall take all steps necessary to assure that the insurance proceeds payable on account of any damage or destruction are paid directly to Landlord regardless of which party is carrying the insurance hereunder and, if the proceeds are paid directly to Tenant for any reason, Tenant shall immediately forward the full amount thereof to Landlord. Landlord shall release portions of the insurance proceeds on a monthly basis to Tenant to reimburse Tenant for completed repair work (subject to 10% retainage). In such event, the Lease shall not terminate and the rent shall not abate, but shall remain in full force and effect. In the event Tenant fails to comply with its obligations set forth in this Section 13.1 within one hundred eighty days, Landlord shall have the right, at Landlord's option, upon prior written notice to Tenant, to elect to perform the repairs necessary to restore a Building to its previous condition. If Landlord determines at any time that the insurance proceeds payable on account of the damage and destruction to a Building are not sufficient to cover the cost of repairing and restoring the damaged or destroyed portions of any Building to their previous condition, then Tenant shall pay any shortfall to Landlord within twenty (20) days after Landlord's demand therefor. If, however, a casualty occurs in a Building and as a result thereof either (i) more than fifty percent (50%) of the rentable space in a Building is rendered untenantable or (ii) Landlord determines that the repair and restoration of a Building will take more than one hundred eighty (180) days, then Landlord shall have the option to terminate the Lease upon notifying Tenant in writing of Landlord's intention to so terminate within sixty (60) days of the date of destruction, and, in that event, the Lease shall be deemed to be terminated as of the date of Landlord's notice (which shall not be less than 30-days following the date of Landlord’s notice), and rent payments shall be apportioned as of that date and Landlord shall be entitled to retain the proceeds of any insurance relating to such casualty. Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease and retain the insurance proceeds if zoning or other applicable Legal Requirements do not permit such repair and restoration.

ARTICLE XIV

CONDEMNATION

14.1            Tenant shall promptly notify Landlord of any notice received in connection with any pending or contemplated condemnation of all or a any portion of the Premises. If more than twenty percent (20%) of the rentable area of a Building shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, "condemned") and the remainder of a Building would not be usable for the conduct of Tenant’s business as reasonably determined by Tenant and Landlord, and in such case, this Lease shall terminate on the date title vests in such authority and rent shall be apportioned as of such date. If less than twenty percent (20%) of the rentable area of a Building is condemned, or more than twenty percent (20%) is taken, but the Lease is not terminated, then Landlord shall rebuild (or Landlord may cause Tenant to rebuild) the condemned portions of such Building after receipt of all awards, damages and other compensation due from the condemning authority; provided, however, that if the amount of such awards, damages and other compensation is not sufficient to cover the cost of rebuilding the condemned portions of the Building, then Landlord shall have and is hereby given the option to terminate the Lease upon notifying Tenant in writing of Landlord's intention to so terminate within sixty (60) days of the date of receipt of all awards, damages and other compensation due from the condemning authority, and, in that event, the Lease shall be deemed to be terminated as of the date of Landlord's notice, and rent shall be apportioned as of that date, provided however, Tenant shall have the right to nullify Landlord’s termination of this Lease by agreeing to reimburse Landlord for the costs not covered by such condemnation proceeds. To the extent that any portion of the Building is taken such that there is any decrease in the rentable area of the Building in connection with any such condemnation the rent payable hereunder shall, effective as of the date title vests in the condemning authority, be reduced in proportion to the amount of rentable area of the Building that is no longer available to Tenant hereunder.

14.2            All awards, damages and other compensation paid by such authority on account of any condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or the authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for the value of leasehold improvements paid for by Tenant, furnishings and trade fixtures installed in the Premises at Tenant's expense and for relocation expenses, provided that such claim is stated separately from any award to Landlord and provided further that such claim shall in no way diminish the award, damages or compensation otherwise payable to Landlord in connection with such condemnation.

ARTICLE XV

DEFAULT

15.1            An “Event of Default” is any one or more of the following: (a) Tenant’s failure to make when due any payment of the Base Rent, additional rent or other sum due hereunder, and said failure is not cured within five (5) days after written notice thereof from Landlord to Tenant (but in no event shall Landlord be required to provide Tenant with notice more than one (1) time in any twelve (12) month period); (b) Tenant’s failure to perform or observe any other term, covenant or condition hereof, which failure continues for thirty (30) days after Landlord’s delivery of written notice thereof to Tenant (unless such failure cannot reasonably be cured within such thirty (30) days period, in which event Tenant shall have a reasonable time to correct such failure as is necessary under the circumstance, provided that Tenant commences such cure within the initial thirty (30) day period and thereafter diligently prosecutes in good faith the correction of the same to completion, but in no event shall the time period exceed ninety (90) days); (c) the Premises has been vacated or abandoned by Tenant, provided, however if Tenant shall continue to pay all Base Rent and additional rent due under this Lease and otherwise complies with all of the other terms and provisions of this Lease (which shall include reasonable security and oversight of the Premises), this Section 15.1(c) shall not apply; (d) an Event of Bankruptcy as specified in Article XVI; or (e) the dissolution or liquidation of Tenant or any Guarantor.

15.2            If there shall be an Event of Default that remains uncured, then the provisions of this Section shall apply. Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant's right of possession and take possession of the Premises. If necessary, Landlord may proceed to recover possession of the Premises under applicable laws, by such other proceedings, including re-entry and possession. If Landlord elects to terminate this Lease and/or elects to terminate Tenant's right of possession, then everything in this Lease to be done by Landlord shall cease, without prejudice, however, to Tenant's liability for all rent and other sums due hereunder. Following an uncured Event of Default and termination of Tenant’s right of possession, Landlord shall use reasonable efforts to relet the Premises or any part thereof, and mitigate its damages to the extent required under Michigan law, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant's default) and on such terms and conditions (which may include concessions, free rent and alterations of the Premises) as Landlord, in its reasonable discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations be diminished by reason of, Landlord's failure to relet the Premises or collect any rent due upon such reletting. If Landlord relets the Premises and collects rent, such sums shall be applied to Tenant’s obligations and liabilities for rent under this Lease, and if such rent collected is in excess of the Base Rent and additional rent owed by Tenant hereunder, Landlord shall be entitled to retain any such excess and Tenant shall not be entitled to a credit therefor. Whether or not this Lease is terminated, Tenant nevertheless shall remain liable for the Base Rent, additional rent and damages which may be due or sustained, and all costs, fees and expenses (including without limitation reasonable attorneys' fees, brokerage fees and expenses actually incurred in placing the Premises in rentable condition) incurred by Landlord in pursuit of its remedies and in renting the Premises to others from time to time. Tenant shall also be liable for additional damages which at Landlord's election shall be either: (a) an amount equal to the Base Rent and additional rent which would have become due during the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent payable as a result of any failure of such other person to perform any of its obligations), in which case such damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant's default and continuing until the date on which the Lease Term would have expired but for Tenant's default (provided, however, that separate suits may be brought to collect any such damages for any month(s), and such suits shall not in any manner prejudice Landlord's right to collect any such damages for any subsequent month(s), or Landlord may defer any such suit until after the expiration of the Lease Term, in which event such suit shall be deemed not to have accrued until the expiration of the Lease Term); or (b) for an uncured Event of Default under Section 15.1(a) of this Lease, an amount equal to the present value (as of the date of Tenant's default) of the Base Rent and additional rent which would have become due through the date on which the Lease Term would have expired but for Tenant's default, which damages shall be payable to Landlord in a lump sum on demand. For purpose of this Section, present value shall be computed by discounting at a rate equal to the discount rate then in effect at the Federal Reserve Bank nearest to the Premises. Whether or not this Lease and/or Tenant's right of possession is terminated, following an uncured Event of Default, Landlord shall have the right to terminate by written notice any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion.

15.3            Tenant hereby covenants and agrees, as a consideration for the granting by Landlord of this Lease that, in the event of the termination of this Lease by summary proceedings, or in the event of the entry of a judgment for the recovery of the possession of the Premises in any action of ejectment, or if Landlord enters by process of law or otherwise, the right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and the right to any second and further trial provided or permitted by any statute, law or decision now or hereafter in force shall be and hereby is expressly waived by Tenant. Tenant, on its own behalf and for its legal representatives, successors and assigns, and on behalf of all persons or corporations claiming through or under this Lease, together with creditors of all classes, and all other persons having an interest therein, does hereby waive, surrender and give up all right or privilege which it may or might have by reason of any present or future law or decision, to redeem the Premises or have a continuance of this Lease for any part of the Lease Term hereof after having been dispossessed or ejected therefrom by process of law or otherwise.

15.4            Landlord's rights and remedies set forth in this Lease are cumulative and in addition to Landlord's other rights and remedies at law or in equity. Landlord's or Tenant’s exercise of any right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord's or Tenant’s delay or failure to exercise or enforce any of rights or remedies or obligations shall not constitute a waiver of any such rights, remedies or obligations. Landlord shall not be deemed to have waived any default unless such waiver expressly is set forth in an instrument signed by Landlord. Tenant shall not be deemed to have waived any default of Landlord unless such waiver expressly is set forth in an instrument signed by Tenant. Any such waiver shall not be construed as a waiver of any covenant or condition except as to the specific circumstances described in such waiver. Neither Tenant's payment of an amount less than a sum due nor Tenant's endorsement or statement on any check or letter accompanying such payment shall be deemed an accord and satisfaction. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. Landlord may accept the same without prejudice to Landlord's right to recover the balance of such sum or to pursue other remedies. Re-entry and acceptance of keys shall not be considered an acceptance of a surrender of this Lease.

15.5            If more than one natural person and/or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several.

15.6            If Tenant fails to do any act herein required to be made or done by Tenant, then upon the occurrence of an Event of Default, Landlord may, but shall not be required to, make such payment or do such act. Landlord's taking such action shall not be considered a cure of such failure by Tenant nor prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such failure. If Landlord elects to make such payment or do such act, then all expenses incurred, plus interest thereon at the Default Rate (as hereinafter defined) from the date incurred to the date of payment thereof by Tenant, shall constitute additional rent. The Default Rate shall equal twelve percent (12%) per annum.

15.7            If Tenant fails to make any payment of the Base Rent, additional rent or any other sum payable to Landlord on or before the fifth (5th) day after the date such payment is due and payable, then Tenant shall pay a late charge equal to six percent (6%) of the amount of such payment to cover its extra handling expense. Such payment and such late fee shall bear interest at the Default Rate from the date such payment was due to the date of payment. Notwithstanding the foregoing, Tenant shall be entitled to one notice and opportunity to cure in any twelve-month period prior to incurring such late charge.

ARTICLE XVI

BANKRUPTCY

16.1            An “Event of Bankruptcy” is: (a) Tenant or any Guarantor becoming insolvent, as that term is defined in Title 11 of the United States Code (the "Bankruptcy Code"), or under the insolvency laws of any state or foreign country (the "Insolvency Laws"); (b) appointment of a receiver or custodian for any property of Tenant or any Guarantor, or the institution of a foreclosure or attachment action upon any property of Tenant or any Guarantor; (c) filing of a voluntary petition by Tenant or any Guarantor under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against Tenant or any Guarantor as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within sixty (60) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) Tenant or any Guarantor making or consenting to an assignment for the benefit of creditors or a composition of creditors; or (f) an admission by Tenant or any Guarantor of its inability to pay debts as they become due.

ARTICLE XVII

SUBORDINATION

17.1            As used in this Lease, the term “Mortgage” shall mean mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber the Premises and to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. Upon the request of the holder of any Mortgage (a “Mortgagee”), Tenant shall agree to subordinate this Lease to the Mortgage pursuant to a commercially reasonable subordination, non-disturbance and attornment (“SNDA”) agreement whereby the Mortgagee agrees to recognize this Lease and not to disturb Tenant’s quiet enjoyment of the Premises nor terminate this Lease so long as there exists no uncured Event of Default by Tenant. The SNDA shall expressly recognize and provide that the Mortgagee shall be bound by Tenant's Improvement Allowance Offset Right only to the extent same is still applicable at the time of such SNDA request, and if not, such SNDA shall not recognize the Tenant's Improvement Allowance Offset Right. The SNDA shall not require Tenant to waive any rights under this Lease nor shall it increase any of Tenant’s obligations or liabilities under this Lease. Any Mortgagee shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage and Tenant shall execute, acknowledge and deliver all commercially reasonable confirming documents required by such holder.

17.2            Within ten (10) days of Landlord’s request, Tenant shall promptly execute any documentation required by Section 17.1. At the request of any purchaser at foreclosure, Tenant shall attorn to such purchaser and shall recognize such purchaser as the landlord under this Lease, so long as such purchaser agrees in writing to be bound by Landlord’s post-closing obligations under this Lease. Upon such attornment such purchaser shall not be (a) bound by any payment of the Base Rent or additional rent more than one (1) month in advance, (b) bound by any amendment of this Lease made without the consent of the holder of the Mortgage existing as of the date of such amendment, (c) liable for damages for any breach, act or omission of any prior landlord except to the extent such default is continuing after the date of attornment, or (d) subject to any offsets or defenses which Tenant might have against any prior landlord except to the extent such default is continuing after the date of attornment. Within ten (10) days after receipt, Tenant shall execute, acknowledge and deliver any commercially reasonable document submitted to Tenant confirming such attornment.

ARTICLE XVIII

ENVIRONMENTAL LAWS

18.1            Tenant covenants and agrees as follows:

(a)            Except in strict compliance with all Environmental Laws, Tenant shall not cause or permit the Premises or any part thereof to be used for the treatment, generation, transportation, processing, production, storage or other handling of any Hazardous Substances, and Tenant shall promptly remove from the Premises (except for HVAC refrigerant or other similar products that may remain at the Premises in compliance with all applicable Environmental Laws) and dispose of any and all Hazardous Substances, by-products, and/or wastes arising from or relating to Tenant’s use of the Premises in strict compliance with all applicable Environmental Laws (as defined below).

(b)            Tenant shall, at its sole cost and expense, comply with all applicable Environmental Laws and Tenant shall, at its sole cost and expense, obtain and comply with all Environmental Permits (as defined below) required for and/or relating to Tenant’s use of the Premises.

(c)            Tenant shall not cause or permit any change to be made in the present or intended use of the Premises which would (1) involve the treatment, generation, transportation, processing, production, storage or other handling, of any Hazardous Substance except in strict compliance with all Environmental Laws or the use of the Premises as a landfill or other waste disposal site or for military, manufacturing or industrial purposes, provided, however, Tenant shall, if reasonably required in connection with the use by Tenant that it is permitted to undertake at the Premises, be permitted to collect at the Premises, for disposal off-site, Hazardous Substances generated by its business operations, in compliance with applicable Environmental Laws, (2) violate any applicable Environmental Law, (3) constitute non-compliance with any Environmental Permit or (4) increase the risk of a release of any Hazardous Substance.

(d)            Tenant shall promptly provide Landlord with a copy of all notifications which it gives or receives after the Commencement Date with respect to any Release (as defined below) or the threat of a Release of any Hazardous Substance on, at or from the Premises, and/or any Response Action requirements pertaining to the Premises given by or on behalf of Tenant to any federal, state or local governmental agencies or authorities or received by or on behalf of Tenant from any source whatsoever.

(e)            Tenant shall undertake and complete all investigations, monitoring, studies, sampling and testing, and all removal, cleanup, remediation, and/or other response or corrective actions (“Response Actions”) necessary to contain, remove, clean up or otherwise properly address all Hazardous Substances that are determined to be present at, or migrating from, the Premises in strict compliance with all applicable Environmental Laws and all Environmental Permits. In connection with any Response Actions, Landlord shall reasonably cooperate at no cost or expense to Landlord in the event Landlord’s consent is required as the owner of the Premises.

(f)            Upon reasonable prior notice (except in cases of emergency), Tenant shall at all reasonable times and in accordance with Section 20.10, allow Landlord and its officers, employees, agents, representatives, contractors and subcontractors reasonable access to the Premises for the purpose of ascertaining site conditions, including, but not limited to, subsurface conditions.

(g)            Tenant, at Tenant’s sole cost and expense, and in strict compliance with all applicable laws and regulations, shall remove any and all underground or above-ground storage tanks prior to the expiration of the Lease Term and shall repair any damage caused thereby.

18.2      (a)      Tenant covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save harmless the Landlord Parties from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, reasonable attorneys' and experts' fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Landlord Parties or Tenant relating to, resulting from or arising out of (i) Tenant’s or its invitees’ use of the Premises, including but not limited to any and all uses involving Hazardous Substances, (ii) to the extent that it was not caused by Landlord or any of the Landlord Parties, (x) the presence of any Hazardous Substance or a Release or (y) the threat of a Release on, at or from the Premises occurring during the term hereof or prior to the date of this Lease, (iii) the failure to promptly undertake and diligently pursue to completion all necessary, appropriate and legally required (pursuant to Environmental Laws) Response Actions with respect to the presence of any Hazardous Substance, a Release or the threat of a Release on, at or from the Premises, to the extent the presence, Release, or threat of a Release was not caused by Landlord or any of the Landlord Parties, (iv) human exposure (including but not limited to worker exposure) to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the possession, use or operation of the Premises, to the extent the exposure was not caused by Landlord or any of the Landlord Parties, (v) a violation by Tenant or its subsidiaries, affiliates, invitees, contractors, employees or agents of any applicable Environmental Law (whether before or during the Lease Term), (vi) noncompliance by Tenant or its subsidiaries, affiliates, invitees, contractors, employees or agents with any Environmental Permit (whether before or during the Lease Term), or (vii) any and all misrepresentations or inaccuracies in any representation or warranty or a breach of or failure to perform any covenant made by Tenant in this Article XVIII. Tenant’s obligations and liabilities pursuant to this Article XVIII shall survive indefinitely after the expiration or earlier termination of this Lease.

(b)            A party who is obligated to provide indemnification under this Lease (the “Indemnifying Party”) to a party entitled to indemnification (the “Indemnified Party”) shall have the right to contest and/or assume the defense of any third party claim for which the Indemnified Party seeks indemnification.  If the Indemnifying Party has assumed the defense of a third party claim: (i) the Indemnified Party shall not agree to the settlement of such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) the Indemnifying Party shall not agree to any settlement of such claim that restricts, obligates or imposes any burden upon the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

18.3            All capitalized terms used in this Article and not heretofore defined shall have the meanings set forth below.

“Environmental Laws” means, collectively, all applicable U.S. federal, national, state and local laws, statutes, regulations, rules, ordinances, codes, common law, directives, decisions, and orders (including all amendments thereto) pertaining to environmental matters (which includes air, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety, sanitation, zoning, land use), Hazardous Substances, and/or the protection of the environment or human health, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act, the Toxic Substance Control Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, and/or any other applicable Environmental Law and/or the rules and regulations promulgated thereunder.

“Environmental Permits” means all permit, licenses, approvals, authorizations, consents or registrations required by or under any applicable Environmental Law.

“Hazardous Substance” means, without limitation, (a) any hazardous materials, hazardous wastes, hazardous substances, and toxic substances as those or similar terms are defined under any Environmental Law; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (g) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or governmental entity requires or will require Response Action.

“Release” has the same meaning as given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) and the regulations promulgated thereunder, except that as used in this Lease the term shall apply to any and all Hazardous Substances as defined in this Lease.

ARTICLE XIX

COVENANT OF LANDLORD

19.1            Landlord covenants that so long as there is no uncured Event of Default under this Lease, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy possession of the Premises without hindrance by Landlord or anyone claiming by, through or under Landlord.

19.2            If and to the extent required by applicable law, code regulation, and after no less than twenty (20) days prior written notice to Tenant, Landlord reserves the right to: (a) relocate or change roads, driveways and parking areas and to alter the means of access to all or any portion of the Premises; and (b) create easements over the Premises for utilities, telephone lines, sanitary sewer, storm sewer, water lines, pipes, conduits, drainage ditches, sidewalks, pathways, emergency vehicles, and ingress and egress for the use and benefit of others, without Tenant joining in the execution thereof and the Lease shall automatically be subject and subordinate thereto. Exercise of any such right shall not be considered a constructive eviction or a disturbance of Tenant’s business or occupancy. In connection with Landlord’s exercise of its rights under this Section 19.2, Landlord shall use commercially reasonable efforts to minimize any adverse impact on the Premises and Tenant to the extent Landlord is the party completing any such work.

ARTICLE XX

GENERAL PROVISIONS

20.1            Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises except as expressly set forth herein, and no right is being acquired by Tenant except as expressly set forth herein. This Lease contains the entire agreement of the parties and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties and discussions between the parties. This Lease may be changed in any manner only by an instrument signed by both parties.

20.2            Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant.

20.3            Landlord and Tenant each warrants that in connection with this Lease it has not employed or dealt with any broker, agent or finder. Landlord shall indemnify, defend and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Landlord or with whom Landlord has dealt. Tenant shall indemnify, defend and hold Landlord harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt.

20.4            From time to time upon ten (10) days' prior written notice, each party (including without limitation each subtenant, assignee or occupant of Tenant), shall execute, acknowledge and deliver to the other party or its designee a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which rent and any other charges have been paid; (c) that the other party is not in default in the performance of any obligation (or specifying the nature of any default); (d) the address to which notices are to be sent; (e) that Tenant has accepted the Premises and all work thereto has been completed (or specifying the incomplete work); and (f) such other matters as the other party may reasonably request. Any such statement may be relied upon by any owner of the Premises, any prospective purchaser of the Premises, the holder or prospective holder of a Mortgage or any other person or entity to which the statement is addressed.

20.5            Landlord and Tenant waive trial by jury in any action, claim or counterclaim brought in connection with any matter arising out of or in any way connected with this Lease, the landlord-tenant relationship, Tenant's use or occupancy of the Premises or any claim of injury or damage. Tenant consents to service of process and any pleading relating to any such action at the Premises; provided, however, that nothing herein shall be construed as requiring such service at the Premises. Landlord and Tenant waive any objection to the venue of any action filed in any court situated in the jurisdiction in which the Premises is located and waive any right under the doctrine of forum non conveniens or otherwise to transfer any such action filed in any such court to any other court.

20.6            All notices or other required communications shall be in writing addressed to the other party at the following addresses: (a) if to Landlord, at 600 East Avenue, Suite 200, Rochester, New York 14607, Attention: Daniel J. Goldstein, with a copy to the property manager at Cambridge Street Property Management LLC at 600 East Avenue, Suite 200, Rochester, New York 14607 or (b) if to Tenant, at the Premises, with a copy to: 797 Commonwealth Drive, Warrendale, PA 15086, Attention: General Counsel. Any such written notice or communication shall be (i) delivered in person (with receipt therefor), (ii) sent by a nationally recognized overnight delivery service (e.g., Federal Express, UPS, etc.) for next-day delivery, to be confirmed by such courier, or (iii) sent by United States certified or registered mail, return receipt requested, postage prepaid. Any such notice or communication shall be deemed given when actually received or refused by the party to whom sent, unless mailed, in which event such notice or communication shall be deemed given on the day of actual delivery as shown by the sender’s registered or certified mail or proof of delivery receipt, or at the expiration of the fifth (5th) business day after the date of mailing, whichever first occurs. Either party may change its address for the giving of notices by notice given in accordance with this Section.

20.7            Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision or its application to any person or circumstance shall to any extent be invalid or unenforceable, then the remainder of this Lease and the application of such provision to other persons or circumstances shall not be affected.

20.8            Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require.

20.9            The provisions of this Lease shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.

20.10            Upon not less than twenty-four (24) hours' prior written notice (which may be sent via e-mail correspondence) to Tenant (except in cases of emergency), Landlord and its designees may enter the Premises at any time, without charge therefor and without diminution of the rent payable by Tenant, to inspect and exhibit the Premises and make such alterations and repairs as Landlord may deem necessary (including, but not limited to repairs for a new tenant during the last ninety (90) days of the Lease Term if Tenant has vacated the Premises); provided, however, that Landlord shall use commercially reasonable efforts to minimize the disruption of Tenant's business operations in connection with any such entry or work. Notwithstanding the foregoing, Landlord shall be prohibited from exhibiting the Premises to prospective tenants or other potential occupants, except for the last two hundred seventy (270) days of the Lease Term.

20.11            This Lease shall be governed by the laws of the jurisdiction in which the Premises is located.

20.12            Headings are used for convenience and shall not be considered when construing this Lease.

20.13            The submission of a copy of this document to Tenant shall not constitute an offer or option to lease. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

20.14            Time is of the essence with respect to each obligation hereunder.

20.15            This Lease may be executed in multiple counterparts, each of which is deemed an original and all of which constitute one and the same document.

20.16            Neither this Lease nor a memorandum thereof shall be recorded.

20.17            Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease and paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant of the amount thereof in writing.

20.18            Tenant's and Landlord's liabilities existing as of the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination; provided, however, that the survival of Tenant’s obligations and liabilities pursuant to Article XVIII shall be as set forth in Section 18.2.

20.19            If Landlord or Tenant is in any way delayed or prevented from performing any obligation (other than the payment of rental or other monetary obligations under this Lease) due to fire, act of God, governmental act or failure to act, governmental restrictions, labor dispute, insurrection, pandemic, epidemic, inability to procure materials or any cause beyond such party’s reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for the time necessary to compensate for the period of such delay or prevention.

20.20            The deletion of any printed, typed or other portion of this Lease shall not evidence an intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

20.21            The person executing this Lease on each party's behalf warrants that such person is duly authorized to so act.

20.22            Concurrently with the execution hereof, Tenant shall cause to be delivered to Landlord a Guaranty of Lease from Limbach Facility Services, LLC, a Delaware limited liability company (“Guarantor”) in the form of Exhibit B attached hereto.

20.23            So long as Tenant’s parent company Limbach Holdings, Inc., a Delaware corporation (the “Parent Corporation”) has publicly available financial statements, Tenant shall not have any financial reporting requirements under this Section 20.24. Notwithstanding the foregoing, should, the Parent Corporation’s financial statements no longer be made publicly available, Tenant shall be required to provide Landlord with annual CPA audited financial statements of Tenant (with corresponding notes) within ninety (90) days after the end of each fiscal year of Tenant. Notwithstanding the above requirements, upon the request of Landlord (but not more than twice in any calendar year if no Event of Default exists hereunder), Tenant shall provide Landlord with internally prepared financial statements for Tenant’s most recently completed month and year-to-date periods within ten (10) business days after Landlord’s written request, which statements shall be certified by the Chief Financial Officer of Tenant as true, complete and accurate.

So long as the Parent Corporation has publicly available financial statements, Guarantor shall not have any financial reporting requirements under this Section 20.24. Notwithstanding the foregoing, should, the Parent Corporation’s financial statements no longer be made publicly available, Guarantor shall be required to provide Landlord with annual CPA audited financial statements of Guarantor (with corresponding notes) within ninety (90) days after the end of each fiscal year of Guarantor. Notwithstanding the above requirements, upon the request of Landlord (but not more than twice in any calendar year if no Event of Default exists hereunder), Guarantor shall provide Landlord with internally prepared financial statements for Guarantor’s most recently completed month and year-to-date periods within ten (10) business days after Landlord’s written request, which statements shall be certified by the Chief Financial Officer of Guarantor as true, complete and accurate.

In the event Landlord does not have access to Parent Corporation’s financials and Tenant and/or Guarantor do not timely provide CPA audited financial statements as required herein, or if Landlord does not timely receive Tenant’s and Guarantor’s financial statements as set forth above, and Landlord provides written notice to Tenant that either Tenant or Guarantor have not provided the required financial statements, then Tenant agrees and acknowledges that the Base Rent then in effect shall automatically increase by fifteen percent (15%) if the financial statements are not provided to Landlord within thirty (30) days of Landlord’s notice to Tenant and such increase shall remain in effect until such time as the financial statements are provided to the Landlord. Tenant agrees that the foregoing is not a penalty, but represents a fair and reasonable estimate of the costs that Landlord will incur by reason of such failure by Tenant, and such increase in Base Rent will be in addition to any and all other rights and remedies of Landlord whether hereunder, or at law or in equity.

20.24 During such times when the Parent Corporation is not a publicly traded company with stock traded on the US stock exchanges and with publicly available financial statements and other company information, Tenant shall immediately notify and disclose to Landlord in writing a change in Tenant’s outstanding debt obligation or capital structure greater than 10% of the balance outstanding at the end of the immediately preceding fiscal year.

20.25            This Lease is intended as, and shall constitute, an agreement of lease, and nothing herein shall be construed as conveying to the Tenant any right, title or interest in or to the Premises nor to any remainder or reversionary estates in the Premises held by any person, except, in each instance, as a tenant. Under no circumstances shall this Lease be regarded as an assignment of all of Landlord's interests in and to the Premises; instead Landlord and Tenant shall have the relationship between them of landlord and tenant, pursuant to the provisions of this Lease.

[Signature page follows.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

WITNESS:	LANDLORD:

FEATHERSTONE ST PONTIAC MI LLC,
______________________________________	a New York limited liability company

	By:	Royal Oak Realty Trust (Operating Company) LLC, Sole Member

		By:	Royal Oak Realty Trust Inc., Manager

			By:	/s/ Bruce E. Bender
Bruce E. Bender, Vice-President

WITNESS:	TENANT:

Limbach company llc,
a Delaware limited liability company

______________________________________	By:	/s/ Jayme Brooks
	Name:	Jayme Brooks
	Title:	EVP & CFO

EXHIBIT B

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (this “Guaranty”) is made as of _______________, 2022 by LIMBACH FACILITY SERVICES, LLC, a Delaware limited liability company, having an address of 797 Commonwealth Drive, Warrendale, PA 15086 (“Guarantor”), to FEATHERSTONE ST PONTIAC MI LLC, a New York limited liability company (“Landlord”), having an address at 600 East Avenue, Suite 200, Rochester, New York 14607.

WHEREAS, Landlord is entering into the Lease with Tenant, pursuant to which Landlord is leasing the Premises to Tenant;

WHEREAS, Guarantor is materially benefited by the Lease, and Guarantor's executing this Guaranty is a material inducement to Landlord to enter into the Lease;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which Guarantor hereby acknowledges, Guarantor agrees as follows:

1.            The following terms shall have the meanings set forth in this Section 1. All capitalized terms used in this Guaranty but not herein defined shall have the meanings ascribed to them in the Lease.

(a)            “Bankruptcy Law” means any state, federal, or foreign statute on assignment for the benefit of creditors, appointment of a receiver or trustee, bankruptcy, composition, insolvency, moratorium, reorganization, or similar matters.

(b)            “Bankruptcy Proceeding” means any proceeding, voluntary or involuntary, under any Bankruptcy Law.

(c)            “Lease” means that certain Lease Agreement, dated September ___, 2022, between Landlord and Tenant, and the following, whether or not Guarantor consents to it: (a) any amendment, assignment, continuation, expansion, extension, modification, or renewal of the foregoing; and (b) Tenant’s obligations regarding the Premises whenever Tenant occupies as a “holdover” tenant. If the Lease terminates before its scheduled expiration, then Landlord may nevertheless require the Obligations to be determined as if the Lease continued through its scheduled expiration. Tenant’s surrender or vacating of the Premises, or Landlord’s request that Tenant do so, shall not affect the definition of “Lease.”

(d)            “Legal Costs” means Landlord’s reasonable attorneys’ fees and court costs in connection with the enforcement of this Guaranty.

(e)            “Obligations” means all of Tenant’s monetary and nonmonetary obligations under the Lease, when and as the Lease requires Tenant to pay or perform them, including but not limited to Tenant’s obligations to: (i) pay Base Rent, real property taxes, insurance premiums, utilities, late fees, additional rent and any other payments (including payments in the nature of damages); (ii) perform and pay for any repairs on, of or to the Premises; (iii) remove any liens; (iv) maintain insurance; (v) maintain the Premises; (vi) return the Premises to Landlord as the Lease requires; (vii) pay any interest, including default interest, that the Lease requires Tenant to pay Landlord, including any such interest payable under the terms of the Lease but for the pendency of a Bankruptcy Proceeding affecting Tenant; and (viii) perform any and all other covenants of the Tenant under the Lease. To the extent that the Lease requires Tenant to pay any sums to Landlord once an Event of Default has occurred, Tenant's obligation to pay such sums to Landlord shall constitute Obligations when and as the Lease so provides, even if Landlord cannot enforce such provisions against Tenant as a result of a Bankruptcy Proceeding affecting Tenant.

(f)            “Premises” shall have the meaning ascribed to such term as set forth in the Lease.

(g)            “Tenant” means: (i) LIMBACH COMPANY LLC, a Delaware limited liability company, on its own behalf; (ii) any trustee, liquidator, sequestrator, receiver, or the estate of Tenant or its property in any Bankruptcy Proceeding; (iii) any similar person or officer, appointed under Bankruptcy Law or otherwise; and (iv) any direct or indirect assignee of Tenant’s estate under the Lease.

2.            Guarantor unconditionally and irrevocably guarantees that Tenant shall promptly pay in full and perform the Obligations when due in accordance with the Lease. If any of the Obligations is not timely paid, performed or observed, then Guarantor shall, promptly after written notice thereof and prior to the expiration of any applicable cure period specified in the Lease, pay or perform the same regardless of (a) any defense counterclaim which Tenant or Guarantor may have or assert against Landlord, (b) whether Landlord shall have taken any steps to enforce any rights against Tenant or any other person, (c) termination of the Lease as a result of Tenant's default, or (d) any other condition or contingency. Guarantor’s liability is primary, not secondary, in the full amount of the Obligations, including interest, default interest, costs, and fees, including Legal Costs, relating to the Obligations, including any and all of the foregoing that would have accrued and become payable but for any Bankruptcy Proceeding affecting Tenant or any ruling or determination in a Bankruptcy Proceeding affecting Tenant.

3.            Guarantor's guaranty of the Obligations pursuant to this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following, whether or not Guarantor has been notified thereof or consented thereto: (a) Landlord's waiver of the performance or observance by Tenant, Guarantor or any other party of any covenant or condition contained in the Lease or this Guaranty; (b) any extension, in whole or in part, of the time for payment or performance by Tenant or Guarantor of any of the Obligations, (c) any extension or the renewal of the Lease or this Guaranty; (d) any assignment of the Lease or subletting of the Premises or any part thereof; (e) any modification or amendment (whether material or otherwise) of any of the Obligations of Tenant or Guarantor under the Lease or this Guaranty; (f) any extension or renewal of the Lease; (g) any expansion or reduction in the size of the Premises; (h) the doing or the omission of any act referred to in the Lease or this Guaranty (including the giving of any consent referred to in the Lease or this Guaranty); (i) Landlord's failure or delay to exercise any right or remedy available to Landlord or any action on the part of Landlord granting indulgence or extension in any form whatsoever; (j) the voluntary or involuntary liquidation, dissolution, sale of any or all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding, including without limitation, any Bankruptcy Proceeding, affecting Tenant or Guarantor or any of Tenant's or Guarantor's assets; or (k) the release of Tenant or Guarantor from the performance or observation of any covenant or condition contained in the Lease or this Guaranty by operation of law.

4.            The Obligations shall be determined without regard to any deferral, modification, or reduction in any Bankruptcy Proceeding. Hence Guarantor’s liability may exceed that of Tenant. The Obligations shall include Tenant’s obligations to pay: (i) for use or occupancy or otherwise in substitution for any Obligation; and (ii) any damages or judgment for failure to pay or perform any Obligation, whether monthly or covering the Lease term or any combination. Guarantor’s obligations shall be subject to no counterclaim, credit, deduction, defense, offset, reduction, or setoff of any kind, except as may otherwise be expressly provided under the Lease.

5.            Notice of acceptance of this Guaranty and notice of any obligations or liabilities contracted or incurred by Tenant are hereby waived by Guarantor. Guarantor hereby waives presentment, notice of dishonor, protest and notice of non-payment or non-performance.

6.            This Guaranty (a) shall be governed by the laws of the State of Michigan, (b) may not be modified or amended except by a written agreement duly executed by the parties, and (c) shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

7.            Guarantor's liability shall be primary and joint and several with that of Tenant. Landlord may proceed against Guarantor under this Guaranty without initiating or exhausting any remedy against Tenant, and may proceed against Tenant and Guarantor separately or concurrently.

8.            Within ten (10) days after Landlord's written request, Guarantor shall execute and deliver to Landlord a written statement certifying the existence and effectiveness of this Guaranty.

9.            All claims which Guarantor may have against Tenant by reason of the Guaranty, whether by way of subrogation to any position of Landlord or for contribution or reimbursement, shall be subordinate to any outstanding claims which Landlord may have against Tenant. Guarantor hereby releases Landlord from any and all liability to Guarantor or Tenant for failing to recognize, observe or protect any legal or equitable rights Guarantor may have with respect to Tenant, the Premises or the Lease. No such failure on the part of Landlord shall release Guarantor of any of its liability under this Guaranty.

10.            Any notice which Landlord may elect to send shall be binding upon Guarantor if mailed to Guarantor's address set forth above or last address known to Landlord, by nationally-recognized overnight courier.

11.            This Guaranty is absolute and is not conditioned in any way upon the genuineness, validity or enforceability of the Lease.

12.            So long as the financial statements of Limbach Holdings, Inc., a Delaware corporation (the “Parent Corporation”) are publicly available, Guarantor shall not have any financial reporting requirements under this Guaranty. Notwithstanding the foregoing, should, the Parent Corporation’s financial statements no longer be made publicly available, Guarantor shall be required to provide Landlord with annual CPA audited financial statements of Guarantor (with corresponding notes) within ninety (90) days after the end of each fiscal year of Guarantor. Notwithstanding the above requirements, upon the request of Landlord (but not more than twice in any calendar year if no Event of Default exists hereunder), Guarantor shall provide Landlord with internally prepared financial statements for Guarantor’s most recently completed month and year-to-date periods and supporting financial information as reasonably requested within ten (10) business days after Landlord’s written request, which statements shall be certified by the Chief Financial Officer of Guarantor as true, complete and accurate.

13.            This Guaranty shall remain in full force and effect as written until notification by Landlord that all of Tenant’s Obligations under the Lease have been satisfied.

14.            GUARANTOR KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (a) CONSENTS IN EACH ACTION AND OTHER LEGAL PROCEEDING COMMENCED BY LANDLORD AND ARISING OUT OF OR OTHERWISE RELATING TO THIS GUARANTY OR THE LEASE TO THE JURISDICTION OF ANY COURT LOCATED IN THE COUNTY OF MONROE IN THE STATE OF MICHIGAN THAT IS EITHER A COURT OF RECORD OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA AND (b) WAIVES EACH OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR OTHER LEGAL PROCEEDING.

15.            GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY.

16.            Time is of the essence with respect to each obligation of Guarantor.

17.            This Guaranty may be executed and delivered by facsimile, PDF or other electronic means and such execution and delivery shall render this Guaranty binding on Guarantor as if an original signature page had been delivered. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if all signatures had been on the same signature page.

[Signature Page to Follow]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

GUARANTOR:

LIMBACH FACILITY SERVICES LLC,
a Delaware limited liability company

By:
Name:
Title:

STATE OF _____________	)
COUNTY OF ___________	) SS:

On the ________ day of __________, in the year 2022, before me the undersigned, a Notary Public in and for said State, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individuals(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

NOTARY PUBLIC

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